Exhibit 99.1

News Release

DARLING INGREDIENTS INC. REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

•	Net income attributable to Darling of $14.3 million or $0.09 per diluted share; Pro Forma Adjusted EBITDA of $122.3 million

•	Strong cash generation in the third quarter with $138.3 million of net cash provided by operating activities; Cash EPS of $0.84 per diluted share

•	Feed Segment performance impacted by significant decline in fat prices worldwide

•	Fuel Segment performance reflects Diamond Green Diesel operating on 47 days during the quarter

November 6, 2014 – IRVING, TEXAS – Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries, today reported financial results for the third quarter ended September 27, 2014.

Net sales for the third quarter of 2014 increased to $955.8 million, compared with $425.8 million in the same period of 2013, attributable to newly acquired operations. Segment operating income in the third quarter of 2014 was $49.9 million reflecting an increase of $8.3 million or 20% as compared to income for the same period of 2013. Including the Company’s share of net loss of unconsolidated subsidiaries, primarily the Diamond Green Diesel (DGD) Joint Venture, operating income for the third quarter of fiscal 2014 would have been $48.9 million or $4.7 million lower than the same period in 2013.

Comments on the Third Quarter

“In the third quarter, our business felt the pressures of the global resetting of ingredient prices. Lower earnings were driven by a significant decline in fat and used cooking oil finished product prices attributable to overall lower feed ingredient prices and the business interruption at DGD, on the portion that was not offset by our formula agreements. Most notably, the shutdown at DGD forced us to sell our finished fats into the spot feed market, which was already being negatively impacted by the record grain production and the effect was to lower fat values even further. The good news is we were able to roll our sales with DGD that got deferred in August and September forward to October and November at the July values,” said Randall Stuewe, Darling Ingredients Inc. Chairman and Chief Executive Officer.

“Our European rendering business felt similar margin pressures from lower fat prices driven by a global biofuel slowdown; however, management has since been working to adjust raw material values to normalize margins. Our Canadian rendering business did a nice job navigating a difficult finished product value market. Overall, our raw material volumes were steady globally and we completed the acquisition of Custom Blenders, which is an excellent addition to our Bakery Feeds group,” continued Mr. Stuewe.

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“Our gelatin business showed moderately lower earnings with softness in demand in China and increased raw material pricing in South America. Our European edible fat business normalized from second quarter with the casings business showing signs of weaker seasonal demand.”

“Diamond Green Diesel suffered a fire incident on August 3 which limited production during the quarter,” Mr. Stuewe added. “The downtime at our DGD Joint Venture allowed the facility to proceed with a planned expansion increasing the input feedstock capacity to 11,000 barrels per day following the resumption of operations on September 18, 2014. Overall, we were thankful no one was injured and the DGD team seized the opportunity for expansion,” concluded Mr. Stuewe.

Continued Quarter Results

Third quarter 2014 net income was $14.3 million, or $0.09 per diluted share, compared with net income of $27.7 million, or $0.23 per diluted share, in the third quarter of 2013. Results for the third quarter of 2014 and 2013 respectively, include the following after-tax costs:

Fiscal 2014

•	$1.4 million ($0.01 per diluted share) associated with the acquisition and integration of Rothsay and VION Ingredients during the third quarter of fiscal 2014.

Fiscal 2013

•	$5.3 million ($0.04 per diluted share) associated mainly with the acquisition and integration of Rothsay and VION Ingredients during the third quarter of fiscal 2013.

Net income and diluted earnings per common share, adjusted to eliminate the one-time costs listed above, would have been $15.7 million and $0.10 per diluted share, respectively, for the third quarter of 2014.

Reconciliation of Net Income to Adjusted EBITDA and Pro forma Adjusted EBITDA

Darling Ingredients Inc. reports Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under generally accepted accounting principles (GAAP), should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes that were outstanding at September 27, 2014. However, the amounts shown below for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs and non-cash charges.

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	Three Months Ended
Adjusted EBITDA (U.S. dollars in thousands)	September 27, 2014	September 28, 2013
Net income attributable to Darling	$14,318	$27,651
Depreciation and amortization	67,311	23,131
Interest expense	25,355	5,313
Income tax expense	11,136	17,373
Foreign currency gain	(1,522)	—
Other expense / (income), net	(2,053)	3,268
Equity in net (income)/ loss of unconsolidated subsidiaries	1,055	(11,953)
Net income attributable to noncontrolling interests	1,636	—

Adjusted EBITDA	$117,236	$64,783

Acquisition and integration-related expenses	2,191	8,326
DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	2,907	16,352

Pro Forma Adjusted EBITDA	$122,334	$89,461

(1)	Derived from the unaudited financial statements of the DGD Joint Venture.

For the third quarter of fiscal 2014, the Company generated Adjusted EBITDA of $117.2 million, as compared to $64.8 million in the same period in 2013. The increase was primarily attributable to the inclusion of the newly acquired businesses. On a Pro Forma Adjusted EBITDA basis, the Company would have generated $122.3 million in the third quarter 2014, as compared to a Pro Forma Adjusted EBITDA of $89.5 million in the same period in 2013. The increase in Pro Forma Adjusted EBITDA is attributable to the inclusion of the newly acquired businesses that more than offset the decrease in earnings from the DGD Joint Venture and the reduction in acquisition and integration expenses.

Third Quarter Segment Performance

Feed Ingredients	Three Months Ended
($ thousands)	September 27, 2014	September 28, 2013
Net Sales	$583,408	$423,661
Operating Income	$46,250	$58,833

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•	Feed Ingredients operating income decreased by $12.5 million to $46.3 million compared to the third quarter of fiscal 2013. Lower earnings were driven by a significant decline in fat and used cooking oil finished product prices attributable to overall lower feed ingredient prices as a result of the global record-setting grain production and the business interruption at DGD on the portion that was not offset by our formula agreements.

•	Canada had a solid performance, China performed generally as expected, and Europe was moderately below expectations.

Food Ingredients	Three Months Ended
($ thousands)	September 27, 2014	September 28, 2013
Net Sales	$301,398	—
Operating Income	$14,047	—

•	Food Ingredients operating income was $14.0 million for the third quarter of 2014 compared to no prior reporting segment or activity in the Food Ingredients business lines in the third quarter of 2013. On an adjusted sequential quarter basis, the Food Ingredients operating income (exclusive of the non-cash inventory step-up) decreased from $14.7 million in the second quarter of fiscal 2014 to $14.0 million in the third quarter of fiscal 2014, a decrease of $0.7 million.

•	The gelatin business had marginally lower earnings, which was principally related to softness in demand in China as a result of recent food safety and pharmaceutical scandals, increasing raw material prices and competition in South America, general economic slowdowns in both China and Brazil, and unfavorable foreign exchange impacts caused by the strengthening U.S. dollar. The European edible fats business normalized from the second quarter; however, the Company’s casings business weakened marginally over the second quarter principally as a result of a reduction in seasonal demand for casings.

Fuel Ingredients	Three Months Ended
($ thousands)	September 27, 2014	September 28, 2013
Net Sales	$70,994	$2,125
Operating Income	$2,914	$359

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the third quarter of fiscal 2014 was $2.9 million, an increase of $2.5 million as compared to third quarter of fiscal 2013. Including the DGD Joint Venture, the Fuel Ingredients Segment income was $1.4 million in third quarter 2014, as compared to $12.3 million in the same period of 2013. The reduction of $10.9 million is primarily related to the blenders tax credit which applied during the third quarter of fiscal 2013, but which expired as of December 31, 2013 and therefore, no such credits were generated in the third quarter of fiscal 2014 and the shutdown of the facility as a result of the fire incident on August 3, 2014.

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•	Results for North America continue to be negatively impacted by lower RIN (Renewable Identification Number) values, resulting from an uncertain regulatory environment with respect to the U.S. mandated renewable fuel volume obligation (RVO) requirements for 2014 and uncertainty related to the possible extension of the blenders tax credit. The DGD Joint Venture resumed operations on September 18, 2014, and operated on 52% of the available production days in the third quarter of 2014.

Nine Months Ended September 27, 2014 Performance

For the nine months ended September 27, 2014, the Company reported net sales of $2.9 billion, as compared to $1.3 billion for the 2013 comparable period. The $1.6 billion increase in sales resulted primarily to the inclusion of the newly acquired businesses.

For the nine months ended September 27, 2014, the Company reported a net loss of $(5.7) million, or $(0.03) per diluted share, as compared to net income of $86.5 million, or $0.73 per diluted share, for the 2013 comparable period. The results for the first nine months of fiscal 2014 and 2013 respectively, include the following after-tax costs:

Fiscal 2014

•	$34.8 million ($0.21 per diluted share) related to a non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition related to the portion of acquired inventory sold during the period;

•	$20.2 million ($0.12 per diluted share) related to the redemption premium and write-off of deferred loan cost associated with the retirement of the Company’s 8.5% Senior Notes on January 7, 2014;

•	$16.8 million ($0.10 per diluted share) associated with the acquisition and integration of Rothsay and VION Ingredients during the period;

•	$8.0 million ($0.05 per diluted share) related to certain euro forward contracts entered into to hedge against foreign exchange risks related to the closing of the VION Acquisition; and

•	$5.2 million ($0.03 per diluted share) associated with discrete tax items principally associated with the VION Acquisition.

Fiscal 2013

•	$5.8 million ($0.05 per diluted share) associated mainly with the acquisition and integration of Rothsay and VION Ingredients during the first nine months of 2013.

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Net income and diluted earnings per common share, adjusted to eliminate the one-time costs listed above, would have been $79.3 million and $0.48 per diluted share for the nine months ended September 27, 2014, respectively as compared to $92.3 million and $0.78 per share for the first nine months ended September 28, 2013, respectively. When comparing the first nine months of fiscal 2014 to the first nine months of fiscal 2013 this would have resulted in a $13.0 million decrease in net income and a 38.5% decline in diluted earnings per common share.

Segment operating income for the nine months ended September 27, 2014 was $124.8 million, which reflects a decline of $26.2 million or 17% as compared to the nine months ended September 28, 2013. The results for the nine months include an increase to cost of sales of $49.8 million related to the inventory step-up associated with the required purchase accounting for the VION Acquisition. Without these costs, segment operating income for the first nine months of fiscal 2014 would have been $174.6 million or 15.6% higher than the same period in 2013. Including the Company’s share of net income of unconsolidated subsidiaries, primarily the DGD Joint Venture, segment income for the nine months ended September 27, 2014, would have been $180.7 million or $20.9 million (13%) higher than the same period in 2013. The DGD Joint Venture has not yet distributed any earnings to its venture partners.

Reconciliation of Net Income to Adjusted EBITDA and Pro forma Adjusted EBITDA – Nine Months Ended

	Nine Months Ended
Adjusted EBITDA	September 27,	September 28,
(U.S. dollars in thousands)	2014	2013
Net income/ (loss) attributable to Darling	$(5,728)	$86,474
Depreciation and amortization	200,478	67,074
Interest expense	110,783	16,607
Income tax expense/ (benefit)	8,349	54,126
Foreign currency loss	12,281	—
Other expense/ (income), net	(28)	2,619
Equity in net (income)/ loss of unconsolidated subsidiaries	(6,062)	(8,796)
Net loss/ (income) attributable to noncontrolling interests	5,251	—

Adjusted EBITDA	$325,324	$218,104

Non-cash inventory step-up associated with VION Acquisition	49,803	—
Acquisition and integration-related expenses	22,304	9,157
DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	17,882	13,195
Darling Ingredients International—13th week (2)	4,100	—

Pro Forma Adjusted EBITDA	$419,413	$240,456

(1)	Derived from the unaudited financial statements of the DGD Joint Venture.
(2)	January 7, 2014 closed on VION Ingredients, thus the 13th week would be revenue adjusted for January 1, 2014 through January 7, 2014.

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For the nine months ended September 27, 2014, the Company generated Adjusted EBITDA of $325.3 million, as compared to $218.1 million in the same period in 2013. The increase was primarily attributable to the newly acquired Rothsay and VION Ingredients businesses. On a Pro forma Adjusted EBITDA basis, the Company would have generated $419.4 million in the first nine months of fiscal 2014, as compared to a Pro forma Adjusted EBITDA of $240.5 million in the same period in 2013. The increase in Pro forma Adjusted EBITDA is attributable to the inclusion of the newly acquired Rothsay and VION Ingredients businesses.

About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company’s website at http://ir.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s third quarter 2014 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, November 7, 2014. To listen to the conference call, participants calling from within North America should dial 1- 877-270-2148; international participants should dial 1-412-902-6510. Please refer to access code 10053929. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com beginning two hours after its completion, a replay of the call can be accessed through November 17, 2014, by dialing 1-877-344-7529 domestically, or 1-412-317-0088 if outside North America. The access code for the replay is 10053929. The conference call will also be archived on the Company’s website.

Cautionary Statements Regarding Forward-Looking Information:

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to upstream their profits to the Company for payments on the Company’s indebtedness or other purposes; general performance of the U.S. and global economies; disturbances in world financial, credit, commodities and stock markets; any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets; volatile prices for natural gas and diesel fuel; climate conditions; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for biofuels and grain and oilseed commodities, which have exhibited

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volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the National Renewable Fuel Standard Program (RFS2) and tax credits for biofuels both in the U.S. and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H1N1 flu, bovine spongiform encephalopathy (or “BSE”), porcine epidemic diarrhea (“PED”) or other diseases associated with animal origin in the U.S. or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Daring Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling Ingredients Inc.

Consolidated Operating Results

For the Periods Ended September 27, 2014 and September 28, 2013

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	Sept 27, 2014	Sept 28, 2013	$ Change Favorable (Unfavorable)	Sept 27, 2014	Sept 28, 2013	$ Change Favorable (Unfavorable)
Net sales	$955,800	$425,786	$530,014	$2,894,194	$1,294,801	$1,599,393
Costs and expenses:
Cost of sales and operating expenses	$725,170	$310,089	$(415,081)	$2,218,115	$942,697	$(1,275,418)
Selling, general and administrative expenses	111,203	42,588	(68,615)	328,451	124,843	(203,608)
Depreciation and amortization	67,311	23,131	(44,180)	200,478	67,074	(133,404)
Acquisition and Integration costs	2,191	8,326	6,135	22,304	9,157	(13,147)

Total costs and expenses	905,875	384,134	(521,741)	2,769,348	1,143,771	(1,625,577)
Operating income	49,925	41,652	8,273	124,846	151,030	(26,184)
Other expense:
Interest expense	(25,355)	(5,313)	(20,042)	(110,783)	(16,607)	(94,176)
Foreign currency gain/(loss)	1,522	—	1,522	(12,281)	—	(12,281)
Other income/(expense), net	2,053	(3,268)	5,321	28	(2,619)	2,647

Total other expense	(21,780)	(8,581)	(13,199)	(123,036)	(19,226)	(103,810)
Equity in net income/(loss) of unconsolidated subsidiaries	(1,055)	11,953	(13,008)	6,062	8,796	(2,734)

Income before income taxes	27,090	45,024	(17,934)	7,872	140,600	(132,728)
Income taxes expense	11,136	17,373	6,237	8,349	54,126	45,777

Net income/(loss)	$15,954	$27,651	$(11,697)	$(477)	$86,474	$(86,951)
Net (income)/loss attributable to noncontrolling interests	$(1,636)	—	$(1,636)	$(5,251)	—	$(5,251)

Net income/(loss) attributable to Darling	$14,318	$27,651	$(13,333)	$(5,728)	$86,474	$(92,202)

Basic income/(loss) per share:	$0.09	$0.23	$(0.14)	$(0.03)	$0.73	$(0.76)

Diluted income/(loss) per share:	$0.09	$0.23	$(0.14)	$(0.03)	$0.73	$(0.76)

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Darling Ingredients Inc.

Condensed Consolidated Balance Sheets - Assets

For the Periods Ended September 27, 2014 and December 28, 2013

(Dollars in thousands)

	September 27, 2014	December 28, 2013
	(unaudited)
Current assets:
Cash and cash equivalents	$193,427	$870,857
Restricted cash	346	354
Accounts Receivable, net	423,729	112,844
Inventories	420,082	65,133
Prepaid expenses	46,470	14,223
Income taxes refundable	22,079	14,512
Other current assets	21,583	32,290
Deferred income taxes	15,653	17,289

Total current assets	1,143,369	1,127,502
Property, plant and equipment
less accumulated depreciation, net	1,638,126	666,573
Intangible assets
less accumulated amortization, net	979,781	588,664
Other assets:
Goodwill	1,393,289	701,637
Investment in unconsolidated subsidiaries	144,503	115,114
Other	72,170	44,643
Deferred income taxes	6,618	—

Total assets	$5,377,856	$3,244,133

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Darling Ingredients Inc.

Condensed Consolidated Balance Sheets

Liabilities and Stockholders’ Equity

For the Periods Ended September 27, 2014 and December 28, 2013

(Dollars in thousands)

	September 27, 2014	December 28, 2013
	(unaudited)
Current liabilities:
Current portion of long-term debt	$60,197	$19,888
Accounts payable, principally trade	170,402	43,742
Income taxes payable	10,312	—
Accrued expenses	303,379	113,174

Total current liabilities	544,290	176,804
Long-term debt, net of current portion	2,223,030	866,947
Other non-current liabilities	90,158	40,671
Deferred income taxes	448,948	138,759

Total liabilities	3,306,426	1,223,181

Commitments and contingencies
Total Darling’s Stockholders’ equity:	1,971,307	2,020,952
Noncontrolling interests	100,123	—

Total stockholders’ equity	$2,071,430	$2,020,952

	$5,377,856	$3,244,133

For More Information, contact:

Melissa A. Gaither, Director of Investor Relations 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email: mgaither@darlingii.com Phone: 972-717-0300